DISTRIBUTION AGREEMENT

         THIS AGREEMENT (the "Agreement") made this 30th day of October, 1998 by and between R.P. Scherer North America, a division of R.P. Scherer Corporation ("Scherer"), having its principal offices at 2725 Scherer Drive, St. Petersburg, Florida, 33716-1016 and Paracelsian, Inc. (the "Company"), having its principal office at 222 Langmuir Lab., Ithaca, New York 14850.


                                    RECITALS

1. The company has developed the BioFIT(R) quality assurance program based on its cor competency of developing and applying bioassays and other complimentary systems to evaluate the effects of natural compounds on the structure and function of the human body. Scherer has developed a means of delivering herbal products referred to as Scherer's Softgel Technology (as hereinafter defined) and other solid-form dietary supplement products. Scherer is engaged in the manufacture, production and sale of soft gelatin capsules referred to as Softgels (as hereinafter defined). The Company and Scherer are parties to a Joint Confidentiality Agreement dated February 5, 1998 pursuant to which the Company has disclosed (and may in the future disclose) to Scherer proprietary information relating to its Product (as hereinafter defined) and pursuant to which Scherer has disclosed (and may in the future disclose) to the Company proprietary information relating to Softgel Technology (the "Confidentiality Agreement").

2. The Company and Scherer wish to cooperate for the purpose of making said Delivery Forms (as hereinafter defined) for Scherer to manufacture, market and distribute in the Territory as hereinafter defined.

            NOW, THEREFORE, IT IS AGREED between the parties as follows:


                              ARTICLE I DEFINITIONS

1.1 "Affiliate" as applied to Scherer or the Company shall mean any legal entity other than Scherer or the Company, as the case may be, in whatever country, organized, controlling, controlled by or under common Control with Scherer or the Company. The term "Control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

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1.2      "Appointment" Company hereby appoints Scherer for sales of the Delivery forms for the Sales Territory. Scherer accepts this appointment and agrees to act as sole distributor. Company agrees not to sell the Product to anyone other than Company in the Sales Territory.

1.3 "Customers" shall mean any company that agrees to participate in the BCP program and agrees to purchase up to five (5) BCP Products.

1.4 "Delivery Forms" shall mean any tablet, 2-piece hard-shell and gelatin capsules.

1.5      "Distribution Channel" shall mean all channels of distribution.

1.6 "End Use" shall mean dietary supplements regulated under DSHEA and OTC products.

1.7 "Finished Product" means the Product(s) development under this Agreement, comprised of a dietary supplements, or OTC Products embodied in the Delivery Forms and meeting the Specifications.

1.8 "NetSales" as applied to Finished Product shall mean gross sales of such Finished Product, less transportation charges, returns and allowances (actually paid or allowed by Company), customary discounts (whether in case or trade), and sales or other taxes based on sales price when included in gross sales, but not including taxes assessed on income derived from such sales.

1.9 "Product(s)" means any product that has under gone the BioFIT(R) Certification Program ("BCP") by the Company.

1.10 Proprietary Information" has the meaning assigned to such term in the Confidentiality Agreement.

1.11 "Registered Trademark" shall mean a trade-mark BioFIT filed in the United States Patent and Trademark office, with the necessary description and other statements required by the act of congress, and there duly recorded, securing its exclusive use to the person causing it to be registered.

1.12 "Softgel Technology" means Scherer's technology for the manufacture of soft gelatin capsules ("softgels") for the oral administration of herbal products having certain solubility characteristics. The Softgel Technology included proprietary know-how relating to (i) the development of fill and shell formulation; (ii) the design and use of the encapsulation process to enhance stability, solubility, bioavailability, and manufacturability of drug chemical entities in softgels; (iii) the selection and preparation of solvents, vehicles, excipients, surfactants, stabilizers, gelatin, plasticizers and other components of the liquid fill and the gelatin shell; and (iv) certain encapsulation, drying and related manufacturing techniques and machinery for making commercial quantities of softgels.

1.13 "Specifications" means specifications for Product(s) as set forth in Attachment A hereto, and such other specifications as are mutually agreed in writing by the parties.

1.14 "Territory" means Scherer will maintain a marketing and distribution network of the Product in the United States, Mexico and Canada.


                          ARTICLE II - CONFIDENTIALITY

2.1 CONFIDENTIALITY. Scherer and the Company agree that so long as this Agreement shall remain in effect and for a period of 15 years thereafter, each of them shall be bound by the terms set forth in the Confidentiality Agreement. The Company and Scherer acknowledge that the Confidentiality Agreement remains in force and that the terms of the Confidentiality Agreement apply to any information only to carry out its obligations hereunder and will not use such information for its own benefit or for the benefit of others or in any way inconsistent with this Agreement.

2.2 CERTAIN LIMITATIONS. The Confidentiality Agreement sets forth certain exclusions from the definition of Proprietary Information. In addition to such exclusion, each party shall have the limited right to use or disclose any Proprietary Information which:

         (a) is information which is required to be included in patent applications filed hereunder or required to be provided to a government agency in order for the Company to obtain approvals to market the Product or for Scherer to make the Product; provided, however, that no Proprietary Information of the Company or Scherer will be disclosed in any such patent application or otherwise without the prior written consent of the other party; or

         (b) is information which is requires to be disclosed to customers, users and prescribers of Product or which is reasonably necessary to disclose in connection with the ethical marketing of Product; provided, however, that no Proprietary Information of Scherer will be so disclosed without the prior written consent of Scherer;


         In each case described in this Section 2.2 (and in addition to the provisos set forth in subsections (a) and (b) above), the party proposing to so disclose information shall first inform the other party of the proposed disclosure, shall use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and shall permit and cooperate with the other party's efforts, by appropriate legal means, to limit such disclosure.


                    ARTICLE III - OFFER OF NEW TECHNOLOGY OF
                           PRODUCTS(S)AND EXCLUSIVITY

3.1 DEVELOPMENT OF NEW OR IMPROVED VARIATIONS OF PRODUCT. It is expected that from time to time modifications, variations or improvements of the Product will be required by the marketplace. Scherer has no obligation to undertake development activities; however, Scherer shall have the first right of refusal to collaborate on the development of Products developed by Company. Scherer shall have the first right of refusal on the marketing and distribution of any Products developed by Company. All rights of first refusal are to be exercised within sixty (60) days of written notification to Scherer by Company.

3.2 SCHERER'S EXCLUSIVITY. Scherer shall be the exclusive manufacture, marketer and distributor of all of the Company's BioFIT(R) Product(s) for the term of this Agreement.

3.3 COMPANY'S EXCLUSIVITY. Company shall not sell or make available the Product(s), to any third party for manufacture, marketing and distribution in the Territory.


                 ARTICLE IV - MARKETING AND PROMOTION ACTIVITIES

4.1 MARKETING AND PROMOTIONAL ACTIVITIES. Both Company and Scherer will use their best efforts to support the BCP program as follows:

         (a) Scherer agrees to undertake aggressive public relations and marketing programs in support of the BCP program.

         (b) The minimum expenditures in support of the BCP program (advertising, promotion, public relations, etc. which include information promoting the BCP program) shall not be less than ten percent (10%) of Scherer's total marketing budget for its dietary supplement products in the Territory.

         (c) The BioFIT(R) and HERBGELS (U.S. trademark 1,863,032)(TM) trademarks may be jointly featured in marketing and promotional programs. However, Company ownership of the BioFIT(R) trademark must be clearly indicated.

         (d) Scherer is to provide the requirements to Scherer's customers adopting the BCP program to undertake marketing and promotional support programs.

         (e) All advertising and public relations materials to be utilized are subject to the approval of both Company and Scherer which approval will not be unreasonably withheld.

Company is to use its best efforts and services of Dr. Colin Campbell.

4.2 PRESENTATIONS TO POTENTIAL CUSTOMERS. Company and Scherer will make joint presentations to both existing Scherer customers and potential new customers.

4.3 ENDORSEMENTS. Company and Scherer will work to gain adoption of a position supporting functional testing by all relevant trade associations, including, but not limited to NNFA, AHPA, and CRN. The ultimate goal is to receive specific endorsement of the BCP program by all key Trade Associations.


                          ARTICLE V - INITIAL PRODUCTS

5.1 PRODUCT(S). The first five Products will be: St. John's Wort, Echinacea, Saw Palmetto, Ginseng and Ginkgo Biloba (Initial Products). Company and Scherer will mutually agree upon the next five Products within ninety (90) days of the execution of this Agreement. Once the Products are confirmed and amended to this Agreement, Company will complete the development and BCP program for market introduction within twelve (12) months from the date of the executed amendment.

5.2 CERTIFICATION FOR INITIAL PRODUCTS. Company will provide the certifications for the Initial Products to Scherer at no charge. Company will receive $15,000 dollars for each new certification of a Product, up to a maximum of ten (10) new certifications for Products. Subsequent new certifications for Products shall be based on a predetermined cost/profitability structure to be negotiated between the parties.

5.3 COST OF BATCH CERTIFICATION OF PRODUCT(S). Company shall be paid $350.00 dollars per batch for batch-to-batch certification, unless this fee does not meet minimum cost/profitability standards agreed to by both parties. In such case, such cost for the batch to batch certification shall be negotiated by the parties.

                         ARTICLE VI - MILESTONE PAYMENTS

6.1 INITIAL PRODUCT(S) MILESTONE PAYMENTS. Company will receive $50,000 dollars from Scherer for each of the first five (5) Customers to accept the Initial Products. These payments to Company will be incremental and will be paid upon signing of an agreement by each Customer participant.

6.2 NEW PRODUCT(S) MILESTONE PAYMENTS. Company will receive $50,000 dollars for each new Product(s) introduced into the line, beyond the Initial Products, upon acceptance by two (2) Customers of the Product(s).


                       ARTICLE VII - LICENSE/ROYALTY FEES

7.1 LICENSE. Company hereby grants to Scherer an exclusive license for the Territory to utilize the Registered Trademarks for the use, marketing, manufacture, sale and/or distribution of Finished Products.

7.2      TERM OF LICENCE. The term of the License granted pursuant to Article
         7.1 hereof shall begin on the date hereof and remain in effect until the expiration of this Agreement or earlier termination.

         In consideration of the license granted to Scherer by Company pursuant to Article 7.1 hereof, Scherer shall pay Company until the expiration or termination of this Agreement, a royalty in the amount X% of Net Sales of Finished Product by Scherer, within the Territory wherein X is

                  a) 2% while patents are pending
                  b) 3% after patents are granted

7.3 PAYMENTS. The royalties' payable hereunder shall accrue on the date of sales of Finished Product by Scherer and shall be remitted to Company in United States dollars. Payment shall be made quarterly within thirty
         (30) calendar days following the last day of March, June, September and December of each calendar year. However for the Initial Period, Scherer shall pay royalties payments on a monthly basis.



                            ARTICLE VIII - TRADEMARKS

8.1 TRADEMARKS. Company grants to Scherer an exclusive right and license to use the Registered Trademark and any variations thereof in which it has an ownership interest on or in connection with the sale, advertising or promotion of the Finished Product in the Territory. Scherer agrees to use the Registered Trademark only in connection with Product manufactured by Scherer. Scherer agrees to use the Trademark consistently and legally whenever used.

8.2 Scherer agrees to identify the Registered Trademark as a trademark of Company on all package cartons and labels and other printed materials as may be requested by Company. Scherer shall submit copies of all package cartons and labels and other printed materials to Company for approval by Company before commercial use of the Trademark from the initially approved use is proposed, all package cartons and labels and printed materials shall be resubmitted for approval before commercial use thereof. It shall be presumed that Company approves of such use unless Company provides written notice of disapproval of such use to Scherer within fifteen (15) days of delivery of such materials to Company.

8.3 Scherer shall not use the Trademark on, or in connection with any Finished Product after expiration or termination of this Agreement with respect to such Finished Product, or in any other manner except as provided herein. Scherer however shall be permitted a reasonable period up to one (1) year following expiration or termination of this Agreement to exhaust its supply of packaging cartons, labels and other promotional and advertising materials using the Trademark and to phase-in new such materials, provided that materials and Products qualify for BCP certification.

8.4 Scherer and its Affiliates may advertise, promote, market and sell Finished Product under any trademark(s), trade name(s) and trades dress of their own choosing in addition to the Trademark. Company shall have now right, title or interest in and to any such trademarks, trade names or trades dress, so long as Scherer and its Affiliates shall have any interest in and to any such trademarks, whether as proprietor, owner, licensee, or licensor in any country of the world, Company shall not adopt, use, apply for registration, register, own or acquire any such trademarks, trade names or trade dress, or any mark, name or trade dress confusingly similar thereto, in any state or country of the world.

8.5 Company shall have the right to file any application for registration or renewal of registration of the Trademark and shall have the right at any time to take whatever action is necessary to defend and maintain its rights in the Trademark.

8.6 Company warrants that it is the exclusive owner the "BioFIT" Trademark which it is attempting to register with the United States Patent and Trademark Office. Furthermore, Company warrants that it will indemnify and hold Scherer harmless from any third party claims of infringement of such Trademark.

8.7 In the event Company or Scherer learn that any Scherer trademark, trade name or trade dress or Trademark used in connection with the advertising, promotion, marketing or sale of Products is being infringed by a third party, it shall promptly notify the other of such infringement. Company and Scherer shall exclusively be responsible for taking any action to terminate such infringement of their respective trademarks at their sole discretion.


                             ARTICLE IX - LIABILITY

9.1 COMPANY WARRANTIES. While this agreement is in effect any processes provided by Company shall:

         (a) meet the Specifications for BioFIT(R) certification and will continue, until the applicable expiration date, to conform to the Specifications.

         (b) warrants that it is the exclusive owner of the Registered Trademark. Registration NO. _________ for the trademark "BioFIT" which was issued by the U.S. Patent and Trademark Office on ________, 199_.

         (c) Company warranty for process for the bioassays to be provided by Company.

                            ARTICLE X INDEMNIFICATION

10.1 INDEMNITY BY SCHERER. Scherer shall indemnify and hold the Company harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorneys' fees) incurred by or rendered against the Company or its Affiliates for personal injury, sickness, disease or death or other damages which arise out of:

         (a) the intentional misconduct of Scherer with respect to its activities with respect to Finished Product; or

         (b)      The breach by Scherer of its warranties contained in Section
                  9.1 of this Agreement.

10.2 INDEMNITY BY THE COMPANY. Except as provided in Section 9.1, the Company shall indemnify and hold Scherer harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments (including attorneys' fees) incurred by or rendered against Scherer or its Affiliates for personal injury, sickness, disease or death or other damages which arise out of:

         (a) any representation or warranty made or given by the Company or any company Affiliate including, without limitation, those made in Section 9.2 of this Agreement;

         (b) the use by the Company of information or data developed pursuant to this Agreement;

         (c) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning the Product or the Finished Product; and

         (d) infringement of the intellectual property rights of any third party.

10.3 Thecompany and Scherer agree to the extent reasonably practicable and consistent with normal insurance coverage to cooperate with each other in the defense of any claims made by third party(ies) to which this
         Section 10 applies. If wither of the parties wishes to exercise its right to be indemnified under Section 10.1 and 10.2, such rights will be subject to the party seeking indemnity:

         (a) promptly notifying the indemnifier of the claim to be indemnified;

         (b) allowing the indemnifier, if the indemnifier so requests, to conduct and control (at the cost and expense of the indemnifier) the defense of such a claim and any related settlement negotiations; and

         (c) affording all reasonable assistance to the indemnifier (at the cost and expense of the indemnifier) and making no admission prejudicial to the defense of such a claim.


                         ARTICLE XI - TERM OF AGREEMENT

11.1 INITIAL TERM. The initial term of this Agreement shall be for 18 months from the date of first commercial shipment, provided that the first shipment is not more than six (6) months from the date of Company's completion of the Initial Products.

11.2 AUTOMATIC RENEWAL. During the Initial Term of this Agreement if the royalties paid to Company are equal to or greater than $400,000 dollars, this Agreement will automatically renew for an additional one
         (1) year period (Renewal Period). If during the Renewal Period, royalties to Company are equal to or greater than $700,000 based on Net Sales in the Territory, then the Agreement will renew for a second year for a one year period (Second Year). Upon the completion of the Second year this Agreement will continue to renew for additional one (1) year periods (Additional Renewal Periods), providing that royalties paid to Company increase by a minimum of three percent (3%) over the previous one year period.


                            ARTICLE XII - TERMINATION

12.1 CERTAIN EVENTS. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events, subject to applicable law:

         (a) Violation by either party of any of the terms or conditions of this Agreement, including any terms or conditions set forth on any Attachment annexed hereto, provided that the party in violation shall be notified in writing by the other of such alleged violation, and shall have a period of thirty (30) days from which to rectify the same; provided further, that if at the end of such thirty (30) day period the party in violation is making a good faith effort to cure, a reasonable time thereafter shall be allowed for such cure.

         (b) In the event either party is declared bankrupt or insolvent, or makes an assignment for the benefit of its creditors, or if a receiver is appointed or any proceedings are commenced, voluntary or involuntary, by or against wither party under any bankruptcy or similar law, and such status is not cured within thirty
                  (30) days form its occurrence.

12.2 EFFECT OF TERMINATION. The termination of this Agreement will not affect any payment obligation or other obligation that accrued prior to the termination of this Agreement.


                          ARTICLE XIII - MISCELLANEOUS

13.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions.

13.2 ARBITRATION. Any controversy or clam which may arise under, out of, in connection with, or relating to this Agreement or any breach thereof, shall be settled by final and binding arbitration in Detroit Michigan, in accordance with then existing rules for commercial disputes of the American Arbitration Association, an judgment upon award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided that either party may apply for injunctive relief and for damages and other appropriate relief to any court having jurisdiction for a claimed violation of Article III of this Agreement.

13.3 NOTICES. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally recognized overnight courier service:

                  If to Scherer:          R.P. Scherer North America
                                          A Division of R.P. Scherer Corporation
                                          2725 Scherer Drive
                                          St. Petersburg, FL 33716

                  If to the Company:      Paracelsian, Inc.
                                          222 Langmuir Lab.
                                          Ithaca, NY 14850
                                          Attention:______________

         or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

13.4 PARTIAL INVALIDITY. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

13.5 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

13.6 ENTIRE AGREEMENT. This Agreement (together with the Confidentiality Agreement) and all Attachments constitutes the entire Agreement between parties relating to the subject matter of the Agreement, and this Agreement may not be varied except in writing signed by a duly authorized representative of each party.

13.7 ASSIGNABILITY. Neither party shall assign this Agreement other than to Affiliates without the prior written consent of the other party. However, in the event of any such assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

13.8 RELATIONSHIP OF PARTIES. The relationship between Scherer and the Company is that of buyer and seller. Company, including its agents and employees, shall be regarded as an independent contractor. This Agreement does not authorize the company to be the agent or the legal representative of Scherer for any purpose. The company is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Scherer or to bind Scherer in any manner.

13.9 EXCUSED NON-PERFORMANCE. Each of the parties shall be excused from the performance of its obligations in the event such performance is prevented by a cause beyond the reasonable control of such party, including without limitation, act of God; regulation or law of any government or any agency thereof; war; insurrection or civil commotion; destruction of production facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; or failure of suppliers, public utilities or common carriers. Such excuse shall continue as long as the condition preventing the performance continues, plus thirty (30) days after the termination of such conditions.

13.10 NO HIRING WITHOUT PRIOR CONSENT. Company acknowledges that Company would receive substantial additional value, and Scherer would be deprived of the benefits of its work force, if Company were to hire Scherer's Personnel after they have been introduced to the Company by Scherer. Therefore, during the term of this Agreement and for a period of two (2) years thereafter, Company shall neither solicit for employment nor hire (or permit its Affiliates to solicit for employment or hire) an employee or consultant of Scherer (or its Affiliates) has worked in a material capacity in the development or manufacture of the product or whose work skills are similar to those of persons who have worked on the development or manufacture of the Product without obtaining the prior written consent of Scherer.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized representatives as of the day and year first set forth above.

In the presence of:

                                       R.P. SCHERER NORTH AMERICA,
                                       A DIVISION OF R.P. SCHERER CORPORATION


/s/ SHARLENE FEINGOLD                  By:  /s/ DAVID HEYENS
----------------------                      ----------------------

EXECUTIVE ASSISTANT                    Its: V.P. SALES & MARKETING
----------------------                      ----------------------

In the presence of:                    PARACELSIAN, INC.


/s/ KAREN S. JACKSON                   By:  /s/ BERNARD M. LANDES
----------------------                      ----------------------

V.P. OF ADMINISTRATION                 Its: PRESIDENT & CEO
----------------------                      ----------------------